SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LIGAND PHARMACEUTICALS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 2, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of the stockholders of Ligand Pharmaceuticals Incorporated, to be held on Thursday, May 29, 2008 at 9:00 a.m. local time at Ligand Pharmaceuticals Incorporated, located at 10275 Science Center Drive, San Diego, California 92121.

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement.

Your vote is important, so even if you plan to attend the meeting, I encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope or, if you prefer, you may vote by telephone or on the internet. This will ensure your vote is counted whether or not you are able to attend. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

/s/ JOHN L. HIGGINS
John L. Higgins Chief Executive Officer

San Diego, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy or vote by internet or telephone as described in the enclosed proxy materials as promptly as possible. If you are voting by mail, please return it in the enclosed envelope. You do not need to add postage if mailed in the United States.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 29, 2008

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (the “Company”) will be held at Ligand Pharmaceuticals Incorporated, located at 10275 Science Center Drive, San Diego, California 92121 on May 29, 2008 at 9:00 a.m. (PDT), for the following purposes:

1.	To elect a board of directors for the following year. Our board of directors has nominated the following persons for election at the meeting: Jason M. Aryeh, Todd C. Davis, Elizabeth M. Greetham, John L. Higgins, David M. Knott, John W. Kozarich and Jeffrey R. Perry.

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 14, 2008 will be entitled to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company and at the meeting. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy in the envelope provided or, if you prefer, you may vote by telephone or on the internet. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

By Order of the Board of Directors

/s/ CHARLES S. BERKMAN
Charles S. Berkman Vice President, General Counsel & Secretary

San Diego, California

May 2, 2008

LIGAND PHARMACEUTICALS INCORPORATED

10275 Science Center Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2008

On behalf of the board of directors of Ligand Pharmaceuticals Incorporated (the “Company”), we are asking for your proxy, to be used at the annual meeting of stockholders to be held on May 29, 2008. The annual meeting will be held at 9:00 a.m. at Ligand Pharmaceuticals Incorporated, located at 10275 Science Center Drive, San Diego, California 92121. Stockholders of record on April 14, 2008 are entitled to notice of and to vote at the annual meeting. This proxy statement and accompanying proxy materials will be first mailed to stockholders on or about May 2, 2008.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors and the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm. In addition, following the formal part of the meeting, management will respond to questions from our stockholders. An annual report on Form 10-K for the year ended December 31, 2007 is enclosed with this proxy statement.

Who can vote at the meeting?

Only stockholders of record as of the close of business on the record date, April 14, 2008, are entitled to vote the shares of stock they held on that date. Stockholders may vote in person or by proxy (see “How do I vote” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, will be a quorum for the transaction of business at the meeting. As of the record date, there were 94,915,618 shares of common stock outstanding (not including 6,607,905 shares held in treasury and not entitled to vote) and only shares of one class of common stock outstanding.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as “present” when determining whether there is a quorum to transact business. Abstentions will be counted as votes on the proposals discussed in this proxy statement and will have the same effect as “no” votes. However, broker non-votes will not be counted as votes on any of the proposals.

How do I vote?

By Proxy Card

If you complete and properly sign the enclosed proxy card and return it as instructed on the card, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

All shares represented by a proxy will be voted, and if a stockholder specifies a choice with respect to any item to be acted upon, the shares will be voted in accordance with that choice. If no choice is indicated on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this proxy statement, and in favor of the second and third proposals specified in the attached notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting.

You may revoke your proxy at any time before it is voted. It may be revoked by sending a notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices, located at 10275 Science Center Drive, San Diego, California 92121. You may also revoke your proxy by attending the annual meeting and voting in person.

By Telephone or Internet

You may choose instead to vote by telephone or on the internet. To vote by telephone or internet, please follow the instructions on the proxy materials enclosed with this proxy statement.

ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The persons named below have been nominated by our board of directors to serve as directors of the Company until the next annual meeting of stockholders and until their successors have been elected and qualified. Each person nominated for election has agreed to serve if elected. The proxies received by the proxyholders will be voted for the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders will exercise discretionary authority to vote for substitutes.

Nominees

Name	Offices Held	Year First Elected Director	Age*
John W. Kozarich(A)(N)	Chairman of the Board	2003	58
John L. Higgins	President, Chief Executive Officer and Director	2007	38
Jason M. Aryeh(C)(N)	Director	2006	39
Todd C. Davis(A)(C)	Director	2007	47
Elizabeth M. Greetham(A)	Director	2007	58
David M. Knott(C)	Director	2007	63
Jeffrey R. Perry(N)	Director	2005	47

*	as of April 14, 2008
(A)	Member of the Audit Committee
(C)	Member of the Compensation Committee
(N)	Member of the Nominating and Corporate Governance Committee

Business Experience of Director-Nominees

John W. Kozarich, Ph.D. has served as a member of our board of directors since March 2003. Dr. Kozarich is chairman and president and a director of ActivX Biosciences, Inc., which he joined in January 2001. ActivX is a wholly owned subsidiary of KYORIN Pharmaceutical Co., Ltd., Tokyo, Japan. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research Laboratories, where he was responsible for a number of research programs. Dr. Kozarich is also a biotechnology professor at the Scripps Research Institute, and previously held faculty positions at the University of Maryland and Yale University School of Medicine. Dr. Kozarich earned his B.S. in chemistry from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH postdoctoral fellow at Harvard University.

John L. Higgins joined the Company in January 2007 as President and Chief Executive Officer and he was also appointed to the Board in March 2007. Prior to joining the Company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics since January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Currently, he is a Director of BioCryst and serves as Chairperson of its Audit Committee. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves as a director of CoMentis, Inc, a biopharmaceutical company, and has served as a director of numerous public and private companies. He graduated Magna Cum Laude from Colgate University with an A.B. from Colgate University.

Jason M. Aryeh has served as a member of our board of directors since September 2006. He is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and specialty pharmaceutical sector, and has served in such capacity since 1997. Mr. Aryeh serves on the board of directors of Nabi Biopharmaceuticals, a biotechnology company. Mr. Aryeh also serves as both a special advisor to the Cystic Fibrosis Foundation for Drug Discovery, and as honorary chairman of the New Mexico Chapter of the Cystic Fibrosis Foundation. Mr. Aryeh earned an A.B. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics.

Todd C. Davis has served as a member of our board of directors since March 2007. Since December 2006, Mr. Davis has served as a managing director of Cowen Healthcare Royalty Partners, LLC, the investment advisor to Cowen Healthcare Royalty Partners, L.P. Previously, from November 2004 to October 2006, Mr. Davis served as a partner at Paul Capital Partners, an investment firm. From 2001 to 2004, Mr. Davis served as a partner at Apax Partners. Mr. Davis has historically served on the boards of several public and private companies, and currently serves on the board of Artex Medical. Mr. Davis earned a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard Business School.

Elizabeth M. Greetham has served as a member of our board of directors since March 2007. Since December 2003 and until December 31, 2007, she served as the chief executive officer and president of ACCL Financial Consultants, a financial consulting firm. From August 2000 to October 2003, she served as the chief executive officer and chairman of the board of DrugAbuse Sciences, Inc., a private biopharmaceutical company in Hayward, California. From March 1999 to October 2003, she worked at the same entity as chief financial officer and senior vice president, business development. Before joining DrugAbuse Sciences, Ms. Greetham spent nearly a decade as a portfolio manager for Weiss, Peck & Greer, an institutional investment management firm, where she managed the WPG Life Sciences Funds, L.P., which invests in select biotechnology stocks. Ms. Greetham has over 25 years of investment experience as a portfolio manager and healthcare analyst in the U.S. and Europe. Ms. Greetham also serves as a member of the board of directors of King Pharmaceuticals, Inc. and Nventa Biopharmaceuticals Corporation (formerly Stressgen Biotechnologies Corporation). Ms. Greetham earned a Master of Arts (Honours) degree in economics from the University of Edinburgh, Scotland in 1971.

David M. Knott has served as a member of our board of directors since March 2007. Since 1987, Mr. Knott has served as chief investment manager of Knott Partners Management and Dorset Management, two related hedge fund entities. From 1983 to 1987, he served as general partner and analyst at Mandrakos Associates. Prior to that, Mr. Knott was a broker at Donaldson Lufkin & Jenrette (DLJ). Mr. Knott currently serves on the board of directors of Paramount Resources. He received a B.A. in political science from the University of Pennsylvania and an M.B.A. in finance from the Wharton School of the University of Pennsylvania.

Jeffrey R. Perry has served as a member of our board of directors since December 2005. Since September 2005, Mr. Perry has served as senior advisor of Third Point LLC, an investment management firm. From September 2003 to January 2005, Mr. Perry was a partner at Kynikos Associates, Ltd., a private investment management company. From 2001 to June 2003, Mr. Perry served as a senior portfolio manager at SAC Capital Advisors, a hedge fund. From 1993 to 2001, Mr. Perry was a general partner and co-director of research at Zweig-DiMenna Associates, a large New York-based hedge fund. In all, Mr. Perry has been employed in the money management business for 25 years, the last 19 at senior levels at major hedge funds. He earned his B.A. in American Studies, magna cum laude, from Georgetown University.

Director Independence

Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the NASDAQ Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

Board Meetings and Committees

Our board of directors held two meetings and eight telephonic meetings, and acted by unanimous written consent seven times during the fiscal year ended December 31, 2007. During such year, each director attended at least 90% of the aggregate number of meetings of our board of directors and of the committees of our board of directors on which such director served which were held during the periods in which he or she served. The Company does not have a policy regarding attendance of the directors at the annual meeting. At our 2007 annual meeting of stockholders, one of our then-current directors, John Higgins, was in attendance.

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Charters section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

The audit committee was established in March 1992 and is primarily responsible for overseeing the Company’s accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Mr. Davis, Ms. Greetham (chair), and Dr. Kozarich , each of whom is independent as defined under Rule 4350 of the NASDAQ Global Market listing standards. The audit committee held two meetings and seven telephonic meetings during 2007. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the NASDAQ Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv)Ms. Greetham qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of her level of knowledge and experience based on a number of factors, including her formal education and experience.

The nominating committee was established in December 2001 and is responsible for identifying and recommending candidates for director of the Company. The nominating committee was reconstituted as the nominating and corporate governance committee in March 2007 and consists of Messrs. Aryeh (chair) and Perry and Dr. Kozarich. Each member of the nominating and corporate governance committee is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The nominating and corporate governance committee did not hold a meeting during 2007.

The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at the Company’s principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.

The compensation committee was established in March 1992 and reviews and approves the Company’s compensation policies, sets executive officers’ compensation and administers the Company’s stock option and stock purchase plans. The compensation committee consists of Messrs. Aryeh, Davis (chair) and Knott. Each member is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The compensation committee held no in-person meetings and three telephonic meetings and acted by unanimous written consent three times during 2007.

Communicating with the Board of Directors

Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at the Company’s principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm’s capacity as the Company’s independent registered public accounting firm.

Stockholder ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s certificate of incorporation, the Company’s amended and restated bylaws, or otherwise. However, the audit committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in the Company’s and its stockholders’ best interests.

On April 7, 2008, Grant Thornton LLP was appointed to audit the financial statements for the Company for the fiscal year ending December 31, 2008. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Grant Thornton LLP.

Change of Independent Registered Public Accounting Firm

On April 1, 2008, the Audit Committee dismissed BDO Seidman, LLP as the independent registered public accounting firm of the Company. Accordingly, representatives of BDO Seidman, LLP, the principal accountant for the most recently completed fiscal year, are not expected to be present at the annual meeting, although they will have the opportunity to make a statement if they desire to do so. Such representatives are not expected to be available at the 2008 annual meeting to respond to appropriate questions.

The reports of BDO Seidman, LLP on the Company’s financial statements as of and for the fiscal years ended December 31, 2005, 2006 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2005, 2006 and 2007, and through the period ended April 1, 2008, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference thereto in its reports on the financial statements for such years. During the period described in the preceding sentence, there were no “reportable events” (as defined in the Securities and Exchange Commission Regulation S-K, Item 304 (a)(1)(v)).

The Company provided BDO Seidman, LLP with a copy of the above disclosures and requested BDO Seidman, LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of that letter, dated April 4, 2008 is filed as Exhibit 16.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 7, 2008.

During the fiscal years ended December 31, 2005, 2006 and 2007 and through April 7, 2008 neither the Company nor anyone acting on its behalf consulted with Grant Thornton LLP regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item.

Independent Auditor’s Fees

The following is a summary of the fees incurred by the Company from BDO Seidman, LLP, the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2007 and 2006, for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006 (in thousands):

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees(1)	$955.8	$2,414.3
Audit-related Fees(2)	$19.9	$584.1
Tax Fees(3)	$124.6	$114.9
All Other Fees(4)	$—	$12.9
Total Fees	$1,100.3	$3,126.2

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. In 2007 and 2006, audit fees included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include, among other things, employee benefit plan audits and certain consultations concerning financial accounting and reporting standards. In 2006, audit-related fees included professional services rendered in connection with a proxy statement related to the sale of the Company’s AVINZA product line to King Pharmaceuticals.
(3)	Tax fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance.
(4)	Other fees for 2006 consist of $7,600 in fees billed in connection with the SEC enforcement investigation and $5,200 in fees billed in connection with Organon co-promote termination matter.

In considering the nature of the services provided by BDO Seidman, LLP during the 2007 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with BDO Seidman, LLP and the Company’s management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by BDO Seidman, LLP in 2007 were pre-approved in accordance with the requirements of the Audit Committee Charter adopted on November 13, 2006.

Except as stated above, there were no other fees charged by BDO Seidman, LLP for 2007 and 2006. The audit committee considers the provision of these services to be compatible with maintaining the independence of BDO Seidman, LLP. None of the fees paid to BDO Seidman, LLP under the categories audit-related fees and tax fees described above were approved by the audit committee after services were rendered pursuant to the de minimus exception established by the SEC.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors.

Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies as of April 14, 2008 are set forth below.

John L. Higgins, 38, is being considered for the position of director of the Company. See “Election of Directors” for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 39, has served as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined the Company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for the Company (and Secretary since March 2007). Prior to joining the Company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Zofia E. Dziewanowska, M.D., Ph.D., 68, joined Ligand Pharmaceuticals in April 2002 as the Vice President in charge of the Clinical Research Department, responsible for evaluation of all drugs. Her work in the industry began as an Associate Director of International Clinical Pharmacology at Merck Company, N.J. and subsequently at Hoffmann-La Roche Inc., the last few years until 1994 as Vice President and the Head of Clinical Research and Development for the United States. Since 1994, she held successive positions as Senior Vice President of Global Clinical Research and Development at Genta, Inc, Cypros Pharma and MAXIA, Inc. She also held several leadership positions in Professional Societies. Her academic affiliations include faculty positions at Cornell Medical School, New York Hospital, New York, Rockefeller University, New York, St. Georges Hospital, University of London, United Kingdom. She received an M.D. from the University of Warsaw Medical School and a Ph.D. from the Medical Research Center, Polish Academy of Science. Her M.D. was re-certified in England and in the United States.

Syed Kazmi, Ph.D., MBA, 51, has served as our Vice President, Business Development & Strategic Planning since July 2007. Dr. Kazmi has more than 18 years of Pharmaceutical R&D and Business development experience. From 1995 until June 2007, he held various positions at Ligand, including Senior Scientist in Molecular Endocrinology, Director of Project Management and leader of multiple drug development teams, and Senior Director of Business Development. Prior to joining Ligand, Dr. Kazmi worked in discovery research at Johnson & Johnson from 1988 to 1995, where his most recent position was Principal Scientist in endocrinology and inflammation drug development programs. From 1985 to 1988, he held his postdoctoral research positions at McMaster University, Hamilton. Dr. Kazmi received a Ph.D. in biochemistry from J.N. University, New Delhi, and an executive MBA from San Diego State University

Martin D. Meglasson, Ph.D., 58, joined the Company in February 2004 as Vice President, Discovery Research. Prior to joining the Company, Dr. Meglasson was Director of Preclinical Pharmacology at Pharmacia, Inc. where he engaged in research and development of drugs for central nervous system and infectious diseases from 1998 to 2003. From 1996 to 1998, Dr. Meglasson served as Director of Endocrine and Metabolic Research, engaged in diabetes and obesity research , and was a member of the Exploratory Development Committee at Pharmacia & Upjohn. From 1988 to 1996, he was a researcher in the fields of diabetes and obesity at The Upjohn Co. Dr. Meglasson has participated in the discovery and development of two marketed drugs, is an inventor of 18 U.S. patents, and author of 70 scientific publications. Dr. Meglasson received his Ph.D. in pharmacology from the University of Houston and post-doctoral training at the University of Pennsylvania School of Medicine.

John Sharp, CPA, 43, joined the Company in April 2007 as our Vice President, Finance and Chief Financial Officer. From November 2004 to April 2007, Mr. Sharp served as Vice President of Finance of Sequenom, Inc. and served as its Principal Accounting Officer since October 2005. From August 2000 to November 2004, Mr. Sharp served as Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance, during a period of significant company growth. From January 1994 until August 2000, Mr. Sharp was at the public accounting firm PricewaterhouseCoopers, most recently as a Senior Audit Manager. He received a B.S. from San Diego State University, and is a certified public accountant and a member of the Association of BioScience Financial Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 14, 2008, by:

•	all persons who are beneficial owners of 5% or more of our outstanding common stock;

•	each of our current directors, including our president and chief executive officer, Mr. Higgins, our named executive officers; and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 94,915,618 shares of common stock outstanding on April 14, 2008 (not including 6,607,905 shares held in treasury and not entitled to vote). Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 14, 2008, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 10275 Science Center Drive, San Diego, CA 92121.

	Number of Shares Beneficially Owned	Shares Beneficially Owned via Options, Warrants or Convertible Notes	Percent of Class Owned
Beneficial Owner
David M. Knott(1) 485 Underhill Blvd., Ste. 205 Syosset, NY 11791-3419	8,583,057	20,000	9.06%

UBS AG(2) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	5,701,258	—	6.01%

JPMorgan Chase & Co.(3) 270 Park Avenue New York, NY 10017	5,348,772	—	5.64%

Morgan Stanley(4) 1585 Broadway New York, NY 10036	4,967,936	—	5.23%

Directors and Executive Officers
Jason M. Aryeh(5)	1,639,868	33,781	1.76%

Todd C. Davis	5,000	20,000	*

Elizabeth M. Greetham	5,000	20,000	*

John L. Higgins	229,000	260,000	*

David M. Knott(1)	8,583,057	20,000	9.06%

John W. Kozarich	20,378	60,227	*

Jeffrey R. Perry	28,953	23,781	*

Charles S. Berkman	30,263	42,501	*

Zofia E. Dziewanowska	32,977	92,240	*

Syed M.I. Kazmi	34,710	25,449	*

Martin D. Meglasson	33,500	81,604	*

John P. Sharp	33,000	13,542	*

Directors and executive officers as a group(12 persons)(6)	10,675,706	693,125	11.98%

*	Less than 1%
(1)	Pursuant to a Schedule 13D/A filed December 6, 2006, which reported that David M. Knott and Dorset Management Corporation had sole voting power over 7,693,955 shares, shared voting power over 678,671 shares, sole dispositive power over 8,171,973 shares and shared dispositive power over 291,584 shares.
(2)	Pursuant to a Schedule 13G filed on February 11, 2008, which reported that UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG) had sole voting and dispositive power over 5,701,258 shares.
(3)	Pursuant to a Schedule 13G filed on February 11, 2008, which reported that JPMorgan Chase & Co. had sole voting and dispositive power over 5,348,772 shares.
(4)	Pursuant to a Schedule 13G filed on February 14, 2008, which reported that Morgan Stanley had sole voting and dispositive power over 4,967,936 shares.
(5)	Includes 1,572,668 shares held by JALAA Equities, LP., of which Mr. Aryeh is the founder and general partner, 29,700 held directly by Mr. Aryeh, 25,350 shares held by Mr. Aryeh’s spouse and 12,150 held in a family trust.
(6)	Does not include shares held by Dr. Negro-Vilar and Dr. Blissenbach and Messrs. Crouch, Maier and Mertes as such persons were no longer executive officers of the Company as of April 14, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview of Compensation

The Company’s executive compensation philosophy is intended to provide compensation opportunities that:

•	Attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success;

•	Align executives’ interests with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Create incentives to achieve key strategic and financial performance measures; and

•	Enhance the executives’ incentive to increase the Company’s stock price and maximize stockholder value.

Total Compensation

The compensation package offered to each executive officer is comprised of four elements:

•	base salary;

•	annual variable performance bonus awards payable in cash;

•	long-term stock-based incentive awards; and

•	employee benefits and perquisites.

These are described in more detail below.

The Role of the Compensation Committee

The compensation committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. In determining each level of compensation and the total package, the compensation committee reviewed a variety of sources, to determine and set compensation.

The chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and other senior executive management team members, in turn, participates in an annual performance review with the chief executive officer to provide input about his or her contributions to the Company’s success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the compensation committee.

As in prior years, the compensation committee and the Company’s management consulted several independent compensation surveys to assist them in determining market pay practices for compensating executive officers. These surveys were reviewed to compare the Company’s compensation levels to the market compensation levels, taking into consideration the other companies’ size, the industry, the individual executive’s level of responsibility and his or her years of experience. The current executive salaries were benchmarked against the Radford Global Life Sciences Compensation Report using data from companies with 50-149 employees and the Biotech Employee Development Coalition (BEDC) Survey for companies with 50-149 employees. These surveys were used due to the competitiveness in hiring employees within the biotechnology industry as well as in our geographic location and we believe they represent the types of companies with which we compete for executive talent. With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

Additionally, each year the compensation committee consults surveys of the compensation practices of a peer group of companies in the United States. This is necessary so the Company can offer compensation that is competitive within that group of companies. The peer group companies included Acadia Pharmaceuticals, Affymax, Anadys Pharmaceuticals, Arena Pharmaceuticals, Cytokinetics, Dynavax Technologies, Exelixis, Geron, Incyte, Isis Pharmaceuticals, Kosan Biosciences, Metabasis Therapeutics, Momenta Pharmaceuticals, Neurocrine Biosciences, NPS Pharmaceuticals, Nuvelo, Progenics Pharmaceuticals, Rigel, Sunesis Pharmaceuticals, Telik, and XenoPort.

The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The peer group was not selected on the basis of executive compensation levels. The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate peer group and includes a wide range of other organizations in the communications sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses peer group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy but continues to primarily rely on industry survey data in determining actual executive compensation.

The compensation committee benchmarks total compensation, as well as annual cash and long-term performance compensation to the median (i.e. 50th percentile) of executive officers performing similar job functions at companies in our peer group, adjusted to reflect relative company size and performance. However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely a comparison to data from these companies. Therefore, the compensation committee may approve total compensation packages for senior executive management that vary from the peer group median based on several principal factors. Specifically, officers with relatively less overall experience, less tenure with the Company and/or lower performance ratings over several years will have total compensation set at or below the peer group median. Conversely, if an officer consistently receives favorable performance ratings over successive years, accumulates years of service and expertise with the Company and/or has significant other experience his or her total compensation will typically be above the peer group median.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our compensation committee.

Base Compensation

As discussed above, the Company provides its named executive officers with a base salary that is structured around the median of base salaries offered by our peer group, but will vary from such level based on:

•	industry experience, knowledge and qualifications;

•	the salary levels in effect for comparable positions within the Company’s principal industry marketplace competitors; and

•	internal comparability considerations.

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Increases in base salary from year to year are based upon the performance of the executive officers (other than the chief executive officer) as well as market positioning considerations, as assessed by the chief executive officer and approved by the compensation committee. The compensation committee assesses these factors with respect to the chief executive officer. The Company estimates that the salary levels of our executive officers range from the 50th percentile to the 90th percentile of the salary levels in effect for comparable executive positions at companies in our peer group.

In March 2007, the compensation committee set base salaries for our named executive officers to be in effect until the next annual review. The percentage increase in base salary during 2007 for each named executive officer is as follows:

Mr. Higgins	0% (began employment in 2007)
Mr. Sharp	0% (began employment in 2007)
Mr. Berkman	4.0%
Dr. Dziewanowska	4.0%
Dr. Meglasson	4.0%

Performance-Based Compensation

Annual Performance-Based Cash Compensation

It is the compensation committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved.

As an officer’s level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon the Company’s performance and stock price appreciation rather than base salary.

The annual performance-based bonus program consists of a cash award if certain performance criteria are satisfied. The Company sets annual incentive targets around a baseline, which is the median (i.e. 50th percentile) of annual incentives offered by our peer group. Under the Company’s program, the potential performance bonus for the chief executive officer is up to 75% of base salary and for the other named executive officers is up to 50% of base salary.

In determining the performance compensation awarded to each executive officer, the Company evaluates the Company’s and executive’s performance in a number of areas. The Company’s performance is measured on both a short-term and long-term basis, so performance compensation is linked to specific, measurable corporate and individual goals intended to create value for stockholders. For 2007, however, 100% of our named executive officers’ bonuses were based on the achievement of corporate goals and no individual goals were established.

At the beginning of 2007, our board of directors, with input provided by our named executive officers, established our Company goals for the year. The compensation committee then reviewed and considered a proposed Company-wide (including named executive officers) bonus program in view of the Company goals, including proposed weighting of the various Company goals for annual bonus achievement.

The Company goals approved by the compensation committee for 2007 for purposes of annual bonus achievement, all of which were qualitative and not quantifiable, included:

•	Successful restructuring of the business;

•	Completion of the sale of AVINZA to King Pharmaceuticals;

•	Advance the Company’s internal TPO program, including completion of Phase I clinical trials;

•	Advance the Company’s other internal research programs, including SARM, SGRM and AiPC; and

•	Expand the Company’s corporate profile and re-invent the Company culture.

The goals were stretch goals set above expectations, and challenging to meet, particularly for the restructuring of the business and the research and development goals. Approximately 50% of the weighting was applied to research and development goals, and approximately 50% of the weighting was applied to restructuring the business and re-inventing the new Ligand. Although our board of directors and our compensation committee have the discretion to make adjustments to our Company goals during the year, they generally believe that once our Company goals are established, they should not be changed.

For 2007, all executive officers, other than the chief executive officer, achieved 95% of their eligible bonus payout based on our compensation committee’s evaluation of our company’s performance relative to the corporate objectives discussed above. For 2007, the compensation committee determined that the chief executive officer achieved 100% of his maximum eligible bonus payout based upon his extraordinary effort.

Long-Term Performance-Based Equity Incentive Program

In accordance with its philosophy, the Company’s longer term performance-based compensation is based on equity ownership. The Company believes that equity ownership in the Company is important to tie the ultimate level of an executive officer’s compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth. To meet these objectives, the Company’s senior executive management team is eligible to receive additional grants of performance-based equity compensation upon achieving the same performance criteria described above.

We generally provide equity compensation to our named executive officers through grants of stock options and restricted stock. The grants are designed to align the interests of our named executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The compensation committee views granting options and restricted stock awards as a retention device and therefore also reviews the status of vesting and number of vested verses unvested options and restricted stock awards at the time of grant. Guidelines for the number of stock options and restricted stock awards granted to each executive officer are determined using a procedure approved by the compensation committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the stock option and restricted stock awards at the time of grant. With respect to our named executive officers, we generally make awards to such officers at the time of initial hire based on an evaluation of the foregoing factors. Additional grants, other than the annual awards to executives, may be made following a significant change in job responsibility or in recognition of a significant achievement. Annual awards are made to our named executive officers when such awards are deemed appropriate by the compensation committee based on an evaluation of the foregoing factors.

Stock options granted under the various stock plans generally have a four year vesting schedule designed to provide an incentive for continued employment. The options generally expire ten years from the date of the grant. This provides a reasonable time frame during which executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under the 2002 stock incentive plan is 100% of the fair market value of the underlying stock on the date of grant. Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. Restricted stock awards generally vest in equal installments over three years.

During 2007, we approved grants of stock options and restricted stock awards to each of the named executive officers under the 2002 stock incentive plan. Certain of our named executive officers received awards in connection with their commencement of employment. These awards are described below in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2007.” In addition, certain of our named executive officers whose employment commenced prior to 2007 received annual refresher awards. The benchmark for all of these grants in

2007 was the 75th percentile level of annual option grants and restricted stock awards for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our named executive officers and other employees the following benefits and perquisites.

Medical Insurance. The Company provides to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executives of the same level of employment. The Company pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. The Company provides each named executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment.

Housing Allowance & Relocation costs. In order to attract and retain management talent, the Company provides relocation benefits, including a housing allowance, to certain executives upon their employment with the Company. The allowance is intended to partially defray the additional cost of housing in the San Diego area, as compared to the executive’s prior housing costs. During 2007, the Company’s president and chief executive officer, John L. Higgins, received a lump-sum relocation payment of $100,000, net of taxes.

Deferred Compensation. The Company maintained a non-qualified deferred compensation plan, which was unfunded. Members of the Company’s senior executive management team were eligible to defer between 2% and 100% of base salary and annual incentive bonus earned under this non-qualified deferred compensation plan. Deferred amounts were credited with interest based on the investment options elected by the participants. Benefits are payable upon a fixed date or separation from service, within the meaning of Section 409A of the Internal Revenue Code. However, no benefits are payable prior to the date that is six months after the participant’s date of separation from service or, if earlier, his death. The Company terminated the non-qualified deferred compensation plan in December 2007.

Defined Contribution Plan. The Company and its designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In April 2007, the Company began to make matching contributions to the 401(k) Plan equal to $0.25 per each $1.00 contributed by an employee up to an annual maximum of $2,000 per year.

Stock Purchase Plan. The Company’s Employee Stock Purchase Plan (the “ESPP”), which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase Company stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the calendar quarter or the stock price on the last day of the calendar quarter, whichever is lower. The purchase dates occur on the last business days of March, June, September and December of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in a calendar quarter are automatically applied to the purchase of common stock on that quarter’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to that date.

Other. The Company makes available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, airline club dues, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $10,000 for each executive officer in the last fiscal year.

CEO Compensation

We announced in January 2007 the appointment of John L. Higgins as president and chief executive officer. In March 2007, we announced Mr. Higgins’ appointment as a member of our board of directors. Mr. Higgins was most recently chief financial officer, executive vice president, finance, administration and corporate development of Connetics Corporation, a public specialty pharmaceutical company. In January 2007, we entered into an employment agreement with Mr. Higgins that included the following principal elements of compensation:

•	base salary of $400,000 per year;

•	performance bonus opportunity with a target of 50% of salary, up to a maximum of 75%;

•	restricted stock grant of 150,000 shares, vesting over two years;

•	eligibility for future discretionary, performance-based stock or option grants; and

•	lump-sum relocation benefit of $100,000, after taxes.

In addition, Mr. Higgins executed a change of control severance agreement, which is described below under “Severance and Change of Control Arrangements.”

Severance and Change of Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

Employment Agreements

We have entered into an employment agreement with Dr. Dziewanowska providing that she will be entitled to six months’ salary in the event her employment was terminated without cause. For purposes of the employment agreement with Dr. Dziewanowska, “cause” generally means malfeance, misfeance or negligence.

We have also entered into an employment agreement with Dr. Meglasson providing that he will be entitled to six months’ salary in the event his employment was terminated without cause. For purposes of the employment agreement with Dr. Meglasson, “cause” generally means conviction of any felony or other criminal act, commission of any act of fraud or embezzlement, unauthorized use or disclosure of our confidential or proprietary information or trade secrets, or any other intentional misconduct which adversely effects our business or affairs in a material manner.

In September 1992, we entered into an employment agreement with Mr. Maier pursuant to which Mr. Maier was employed as Senior Vice President and Chief Financial Officer for an unspecified term. Mr. Maier received six months’ salary continuation payments upon his resignation in January 2007 pursuant to his employment agreement.

On August 25, 2006, the compensation committee of our board of directors approved and ratified, and we entered into a severance agreement with Mr. Mertes as an additional retention incentive to provide for payment of six months salary in the event Mr. Mertes’ employment was terminated without cause, regardless of a change of control. In October 2006, pursuant to authorization of the compensation committee of the board of directors, we entered into an additional severance and retention agreement with Mr. Mertes. This letter agreement provided for (1) the payout of severance benefits under current severance agreement and (2) the payout of any bonus due in accordance with the 2006 executive bonus plan, upon any termination or resignation of his employment, provided he remained with the Company and in good standing through the final filing of our 2006 annual report on Form 10-K. Mr. Mertes resigned on May 15, 2007 and was paid out in accordance with the foregoing arrangements.

In September 1996, the Company entered into an employment agreement with Dr. Negro-Vilar pursuant to which he was employed as senior vice president, research & development and chief scientific officer. Upon his resignation in February 2007, Dr. Negro-Vilar received 18 months of salary continuation payments, plus accelerated vesting of all outstanding options, pursuant to his employment agreement.

In October 2006, pursuant to authorization of the compensation committee of our board of directors, we entered into additional severance and retention agreements with Taylor J. Crouch, our Senior Vice President, Operations & President, International. These additional agreements consisted of a severance agreement for Mr. Crouch that provides for payment of six months salary in the event Mr. Crouch’s employment is terminated without cause, regardless of change of control and a key employee retention bonus agreement with Mr. Crouch that provides for a cash bonus payment to him of $50,000 provided he remained employed by the Company and in good standing through December 31, 2006

Change of Control Arrangements

In addition to the above agreements, the Company has a change of control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason with 24 months following a change of control of the Company, he or she will be eligible to receive a severance benefit equal to:

•	one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus

•

one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year the termination occurs; or (b) the maximum target bonus for the fiscal year the change of control occurs; plus

•	twelve (24 for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment.

The change of control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options). With respect to stock options held by Dr. Dziewanowska and Mr. Meglasson that were granted prior to the effective date of the change of control severance agreements, the post-termination exercise period of his or her stock options will instead be extended from three months to the later of (1) the fifteenth day of the third month following the date the stock options would have otherwise expired following the date of termination, or (2) the next occurring December 31 following the date of termination (but in no event beyond the original expiration date of such options).

For purposes of the change of control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his or her resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, the Company’s confidentiality and proprietary rights agreement or the Company’s written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his or her duties, or the officer’s continuing failure or refusal to perform his or her assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by Employee.

For purposes of the change of control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his or her duties, or any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without his or her written consent within 90 days of the occurrence of such event. The Company will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.

For purposes of the change of control severance agreements, a “change of control” has generally the same definition as given to such term under our 2002 stock incentive plan, which is described below.

The sale of our AVINZA assets to King Pharmaceuticals in February 2007 was deemed a change of control under these change of control severance agreements. Therefore, the named former executive officers became eligible for severance under these agreements if there was an involuntary termination of their employment in connection with the sale of our AVINZA assets.

Option agreements under the 2002 stock incentive plan, which cover each of the named executive officers, provide that such options will automatically vest in the event of a “change of control” and the option is not assumed or replaced by a successor:

A “change of control’ is generally defined as:

•	a merger, consolidation or reorganization of the Company in which 50% or more of its voting securities change ownership;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company, or

•

a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.

The AVINZA asset sale was not a change of control for purposes of the option agreements or the 2002 Stock Incentive Plan.

Compensation Recovery Policy

Our board of directors maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek to claw back appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Policies with Respect to Equity Compensation Awards

The Company grants all equity incentive awards based on the fair market value as of the date of grant. The exercise price for stock option grant and similar awards is determined by reference to the closing price per share on the NASDAQ Global Market on the date of grant.

Option awards under the compensation programs discussed above are made at regular compensation committee meetings and at special meetings as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting. The Company may also make grants of equity incentive awards at the discretion of the compensation committee or the board of directors in connection with the hiring of new named executive officers and other employees.

Policies Regarding Tax Deductibility of Compensation

Within its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax-effective for the Company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance based compensation paid in cash to the Company’s executive officers for the 2007 fiscal year did not exceed the $1.0 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for fiscal 2008 will exceed that limit.

In addition, the 2002 stock incentive plan has been structured so that any compensation paid in connection with the exercise of options grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1.0 million deduction limitation.

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(8)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total
John L. Higgins, President and Chief Executive Officer	2007	$383,333	—	$867,625	—	$287,500	$149,140	$1,687,598

John P. Sharp, Vice President, Finance and Chief Financial Officer(1)	2007	$140,808	—	$17,395	$32,507	$53,507	$1,608	$245,825

Charles S. Berkman, Vice President and General Counsel	2007	$230,878	—	$23,935	$50,082	$87,734	$2,446	$395,075

Dr. Zofia E. Dziewanowska, Vice President, Clinical Research and Regulatory	2007	$329,600	$53,333	$8,118	$122,682	$156,560	$8,858	$679,151

Dr. Martin Meglasson,	2007	$300,760	—	$12,757	$92,368	$142,861	$7,322	$556,068
Vice President, Discovery Research	2006	$292,000	$91,000		$183,057	$90,338	$27,742	$684,137

Dr. Henry F. Blissenbach,	2007	$40,000	—	—	$740,915	—	$24,573	$805,488
Former Chairman and interim Chief Executive Officer(2)	2006	$200,000			$453,729	$100,000	$55,422	$809,151

Taylor Crouch Former Senior Vice President, Operations(3)	2007	$53,500	—	—	$644,838	—	$652,544	$1,350,882

Paul V. Maier,	2007	$28,917	—	—	$548,449	—	$636,675	$1,214,041
Former Senior Vice President and Chief Financial Officer(4)	2006	$347,000	$111,667	—	$180,725	$107,353	$11,911	$758,656

Tod G. Mertes, Former Interim Chief Financial Officer(5)	2007	$107,708	—	—	$122,243	—	$563,478	$793,429

Dr. Negro-Vilar,	2007	$58,875	—	—	$682,156	—	$1,132,863	$1,873,894
Former Senior Vice President and Chief Scientific Officer(6)	2006	$471,000	$150,000	—	$188,945	$145,716	$16,447	$972,108

(1)	Actual salary and bonus amount paid was prorated based on employment start date of April 30, 2007.
(2)	Dr. Blissenbach served as interim chief executive officer until January 2007 and as chairman until his resignation in March 2007.
(3)	Mr. Crouch served as senior vice president, operations until his resignation in February 2007.
(4)	Mr. Maier served as senior vice president and chief financial officer until his resignation in January 2007.
(5)	Mr. Mertes served as interim chief financial officer until April 30, 2007.

(6)	Dr. Negro-Vilar served as senior vice president and chief scientific officer until his resignation in February 2007.
(7)	Represents bonus awards for 2006 under the Company’s retention bonus plan.
(8)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 for stock and option awards, as applicable, as determined pursuant to SFAS 123 (revised 2004), Share-Based Payment (SFAS 123(R)), without regards to estimates for forfeitures. These compensation costs reflect stock and option awards granted in and prior to the year ended December 31, 2007. Effective January 1, 2006, we adopted SFAS 123(R) using the modified prospective transition method. No stock-based employee compensation cost was recognized prior to January 1, 2006, as all options granted prior to 2006 had an exercise price equal to the market value of the underlying common stock on the date of the grant. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R). Under the transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted in 2006, based on grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 5, 2008.
(9)	Represents performance bonus awards under the management bonus plan earned in 2006 and 2007, but paid in the subsequent year.
(10)	For each named executive officer other than Messrs. Higgins, Crouch, Maier, and Mertes and Dr. Negro-Vilar, represents life insurance and 401(k) matching funds paid by the Company. The amount for Mr. Higgins includes a lump sum relocation payment of $146,674, $466 in life insurance premiums and $2,000 of 401(k) matching funds. The amounts for Dr. Negro-Vilar and Messrs. Crouch, Maier and Mertes include amounts paid under severance agreements upon termination of employment.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name(1)	Grant Date	Date of Compen- sation Committee Action Approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)
John L. Higgins	2/1/07	2/1/07	—	315,000	—	150,000	—	—	12.68	1,902,000

John P. Sharp	4/30/07 4/30/07	3/28/07 3/28/07	—	104,000	—	15,000 —	— 50,000	— 6.81	7.15 4.35	107,250 217,500

Charles S. Berkman	4/30/07 6/20/07 6/20/07 6/20/07	3/28/07 6/20/07 6/20/07 6/20/07	—	98,000	—	— — — 11,000	20,000 29,684 2,316 —	6.81 7.15 7.15 —	4.35 4.59 4.59 7.15	87,000 136,250 10,630 78,650

Zofia E. Dziewanowska	6/20/07 6/20/07 6/20/07	6/20/07 6/20/07 6/20/07	—	166,400	—	— — 7,000	17,560 12,440 —	7.15 7.15 —	4.59 4.59 7.15	80,600 57,100 50,050

Martin D. Meglasson	6/20/07 6/20/07 6/20/07	6/20/07 6/20/07 6/20/07	—	158,673	—	— — 11,000	19,253 32,747 —	7.15 7.15 —	4.59 4.59 7.15	88,371 150,309 78,650

(1)	Messrs. Higgins, Sharp, Berkman and Meglasson and Dr. Dziewanowska were the only named executive officers to receive grants of plan-based awards during 2007.

(2)	Cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(3)	The restricted stock awards granted to the named executive officers, except for Mr. Higgins, vest in equal installments over a three year period. The restricted stock awards granted to Mr. Higgins vest in equal installments over a two year period. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(4)	Each option grant to the named executive officers vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. Exercise prices reflect the $2.50 downward adjustment made to such exercise prices in April 2007 to reflect the Company’s one-time special cash dividend paid in April 2007. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(5)	Represents the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). See Note 2 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 5, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all restricted stock and stock option awards held by the named executive officers of the Company as of December 31, 2007. All outstanding equity awards are in shares of the Company’s common stock.

	Option Awards(2)				Stock Awards(3)
Name(1)	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
John L. Higgins	—	—	—	—	150,000	724,500

John P. Sharp	8,333	41,667	6.81	4/29/17	15,000	72,450

Charles S. Berkman	20,000 2,452 3,548 3,000 3,333 4,000 —	— — — 3,000 16,667 25,684 2,316	13.90 12.18 12.18 8.85 6.81 7.15 7.15	12/12/11 12/10/13 12/10/13 12/7/15 4/29/17 6/19/17 6/19/17	11,000 — — — — — —	53,130 — — — — — —

Zofia E. Dziewanowska	22,801 12,199 6,256 13,744 4,459 5,541 7,552 8,750 — 3,750	— — — — — — 4,948 11,250 17,560 8,690	14.45 14.45 2.01 2.01 14.56 14.56 4.75 9.40 7.15 7.15	5/15/12 5/15/12 3/5/13 3/5/13 5/12/14 5/12/14 7/4/15 3/9/16 6/19/17 6/19/17	7,000 — — — — — — — — —	33,810 — — — — — — — — —

Martin D. Meglasson	12,794 37,206 3,750 10,806 132 — 6,500	— — 5,937 13,930 132 19,253 26,247	13.13 13.13 4.75 9.40 9.40 7.15 7.15	2/25/14 2/25/14 7/4/15 3/9/16 3/9/16 6/19/17 6/19/17	11,000 — — — — — —	53,130 — — — — — —

Dr. Henry F. Blissenbach	10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,000 10,869 10,000 14,131	— — — — — — — — — — —	12.00 8.56 8.12 10.52 14.19 10.89 14.66 9.90 6.70 7.60 6.70	5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10 5/25/10	— — — — — — — — — — —	— — — — — — — — — — —

(1)	The outstanding equity awards for Mr. Crouch, Mr. Maier, Mr. Mertes, and Dr. Negro-Vilar all expired on or prior to December 31, 2007.
(2)	Each option grant to the named executive officers has a ten year term from the date of grant and vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. Exercise prices reflect the $2.50 downward adjustment made to such exercise prices in April 2007 to reflect the Company’s one-time special cash dividend paid in April 2007. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(3)	The restricted stock awards granted to named executive officers, except for John Higgins, vest in equal installments over a three year period. The restricted stock awards granted to John Higgins vest in equal installments over a two year period. For a description of the change of control provisions applicable to the foregoing equity awards, see “Severance and Change of Control Arrangements” above.
(4)	Computed by multiplying the closing market price of our common stock on December 31, 2007 by the number of shares of restricted stock subject to such award.

Option Exercises and Stock Vested During Fiscal Year 2007

The following table provides information on stock option exercises and stock vesting in fiscal 2007 by the named executive officers of the Company.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Higgins	—	—	—	—
John P. Sharp	—	—	—	—
Charles S. Berkman	—	—	—	—
Zofia E. Dziewanowska	—	—	—	—
Martin D. Meglasson	—	—	—	—
Dr. Blissenbach	10,005	65,589	—	—
Paul V. Maier	32,708	45,086	—	—
Tod G. Mertes	15,000	10,755	—	—
Taylor Crouch	—	—	—	—
Dr. Negro-Vilar	—	—	—	—

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

Potential Payments Upon Termination or Change in Control

The following table summarizes potential change of control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change of control; a change of control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change of control. The table assumes that the termination or change of control occurred on December 31, 2007. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $4.83, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007, the last trading day of 2007. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)
John L. Higgins	Salary	—	—	800,000
	Bonus	—	—	600,000
	Option acceleration	—	—	—
	Stock Award acceleration	—	1,051,844	1,051,844
	Benefits continuation	—	—	30,531
	Total value:	—	1,051,844	2,482,375

John P. Sharp	Salary	—	—	210,000
	Bonus	—	—	84,000
	Option acceleration	—	20,861	20,680
	Stock Award acceleration	—	85,822	85,822
	Benefits continuation	—	—	15,266
	Total value:	—	106,683	415,768

Charles S. Berkman	Salary	—	—	233,120
	Bonus	—	—	93,248
	Option acceleration	—	21,165	21,165
	Stock Award acceleration	—	62,936	62,936
	Benefits continuation	—	—	25,279
	Total value:	—	84,101	435,748

Zofia E. Dziewanowska	Salary	166,400	—	332,800
	Bonus	—	—	166,400
	Option acceleration	—	18,980	18,980
	Stock Award acceleration	—	40,050	40,050
	Benefits continuation	—	—	8,462
	Total value:	166,400	59,030	566,692

Martin D. Meglasson	Salary	151,840	—	303,680
	Bonus	—	—	151,840
	Option acceleration	—	28,983	28,983
	Stock Award acceleration	—	62,936	62,936
	Benefits continuation	—	—	25,279
	Total value:	151,840	91,919	572,718

(1)	The 2002 stock incentive plan provides that options will vest in the event of a change of control and the options are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options.

Compensation of Directors

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(15)	Option Awards ($)(15)	All Other Compensation ($)(16)	Total ($)
Jason M. Aryeh(1)	12,870	13,673	140,551	60,000	227,094
Alexander Cross(2)	18,580	—	115,790	—	134,370
John Groom(3)	3,059	—	125,468	—	128,527
Irving S. Johnson(4)	1,500	—	139,069	—	140,569
John W. Kozarich(5)	49,730	13,973	136,138	—	199,841
Daniel S. Loeb(6)	2,150	—	8,779	—	10,929
Carl C. Peck(7)	2,970	301	90,554	—	93,825
Jeffrey R. Perry(8)	17,650	—	12,201	—	29,851
Bridgette Roberts(9)	1,500	—	12,201	—	13,701
Michael Rocca(10)	34,290	467	103,145	—	137,902
David Knott(11)	21,830	—	6,897	—	28,727
Todd Davis(12)	26,895	—	6,897	—	33,792
Elizabeth M. Greetham(13)	30,280	—	6,897	—	37,177
Henry Blissenbach(14)	18,500	—	671,186	—	689,686

(1)	As of December 31, 2007, Mr. Aryeh held options to purchase 23,781 shares of our common stock and 5,000 shares of restricted stock. During 2007, Mr. Aryeh received 5,000 shares of restricted stock with a grant date fair value of $33,050 and 3,781 option awards with a grant date fair value of $33,617.
(2)	Dr. Cross served as director until May 2007. Dr. Cross did not have any equity awards outstanding as of December 31, 2007. During 2007, Dr. Cross received 3,781 option awards with a grant date fair value of $33,617.
(3)	Mr. Groom served as director until March 2007. Mr. Groom did not have any equity awards outstanding as of December 31, 2007.
(4)	Dr. Johnson served as director until March 2007. Dr. Johnson did not have any equity awards outstanding as of December 31, 2007. During 2007, Dr. Johnson received 3,781 option awards with a grant date fair value of $33,617.
(5)	As of December 31, 2007, Dr. Kozarich held options to purchase 65,227 shares of our common stock and 5,000 shares of restricted stock. During 2007, Mr. Kozarich received 5,000 shares of restricted stock with a grant date fair value of $33,050 and 3,781 option awards with a grant date fair value of $33,617.
(6)	Mr. Loeb served as director until March 2007. Mr. Loeb did not have any equity awards outstanding as of December 31, 2007.
(7)	Dr. Peck served as director until March 2007. Dr. Peck did not have any equity awards outstanding as of December 31, 2007.
(8)	As of December 31, 2007, Mr. Perry held options to purchase 23,781 shares of our common stock and 5,000 shares of restricted stock.
(9)	Dr. Roberts served as director until March 2007. Dr. Roberts did not have any equity awards outstanding as of December 31, 2007.
(10)	Mr. Rocca served as director until May 2007. Mr. Rocca did not have any equity awards outstanding as of December 31, 2007.

(11)	Mr. Knott was elected to the Board in January 2007. Upon his election, Mr Knott received an initial option grant of 20,000 options. The grant date fair value of such option grant was $150,000, as determined in accordance with the provisions of SFAS No. 123(R). See Note 2 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 5, 2008.
(12)	Mr. Davis was elected to the Board beginning in March 2007. Upon his election, Mr. Davis received an initial option grant of 20,000 options. The grant date fair value of such option grant was $150,000, as determined in accordance with the provisions of SFAS No. 123(R). See Note 2 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 5, 2008.
(13)	Ms. Greetham was elected to the Board in March 2007. Upon her election, Ms. Greetham received an initial option grant of 20,000 options. The grant date fair value of such option grant was $150,000, as determined in accordance with the provisions of SFAS No. 123(R). See Note 2 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 5, 2008.
(14)	Mr. Blissenbach served as director until May 2007. Mr. Blissenbach did not have any equity awards outstanding as of December 31, 2007.
(15)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 for stock and option awards, as applicable, as determined pursuant to FAS 123(R), without regards to estimates for forfeitures. These compensation costs reflect stock and option awards granted in and prior to the year ended December 31, 2007. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 5, 2008.
(16)	Represents amounts paid to Mr. Aryeh under a consulting agreement to perform business development activities.

Narrative to Director Compensation Table

During 2007, non-employee members of our board of directors were paid fees for their service as a director and were reimbursed for expenses incurred in connection with such service. Each director received an annual fee of $10,000, plus $2,500 per day for each board meeting attended, $500 per day for each committee meeting attended on non-board meeting dates and $700 per day for each board or committee meeting in which he or she participated by telephone. In addition, the chairperson of the audit committee received an annual retainer fee of $12,000 and the chairpersons of the compensation and nominating and corporate governance committees each received an annual retainer fee of $8,000. Members of the audit committee received an annual retainer of $4,000, and members of all other committees received an annual retainer of $2,000. Additionally, Dr. Kozarich was paid a retainer in the amount of $20,000 for serving as the chairperson of the previously established science and technology committee.

Non-employee members of our board of directors are also eligible to participate in the automatic equity grant program in effect under the 2002 stock incentive plan. Prior to April 2007, at each annual meeting, non-employee directors were automatically granted an option to purchase 10,000 shares of our common stock with an exercise price per share equal to the fair market value per share of our common stock on the date of grant. Upon initial election to the board of directors, each non-employee director was automatically granted an option to purchase 20,000 shares of our common stock with an exercise price per share equal to the fair market value per share of our common stock on the date of grant.

Effective as of April 2007, our board of directors approved an amendment to the foregoing automatic equity grant program. Under the new program, at each annual meeting, non-employee directors are automatically granted 5,000 shares of restricted stock, and upon initial election to the board of directors, each non-employee director is automatically granted 10,000 shares of restricted stock. The foregoing restricted stock awards will vest on the first anniversary of the date of grant and any unvested shares will be forfeited to the Company in the event a director ceases to serve on the board prior to the vesting of such shares. Additionally, the shares will vest in full in the event of a change of control or a hostile take-over, each as defined under our 2002 stock incentive plan.

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

During fiscal 2007, the compensation committee was composed of Messrs. Aryeh, Davis and Knott. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s board of directors or compensation committee.

Compensation Committee Report

The compensation committee reviewed this Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on the review and discussions, the compensation committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in the proxy statement.

Todd C. Davis, Chairperson of the Compensation Committee

Jason M. Aryeh

David M. Knott

Audit Committee Report

The following is the report delivered by the Audit Committee of the Company’s Board of Directors with respect to the principal factors considered by such Committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2007.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with BDO Seidman, LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. In addition, the audit committee has discussed with BDO Seidman, LLP their independence from management and the Company, has received from BDO Seidman, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with BDO Seidman, LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. BDO Seidman, LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with BDO Seidman, LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2007.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Elizabeth M. Greetham, Chairperson of the Audit Committee

Todd C. Davis

John W. Kozarich

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2007, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

Transactions with Related Parties

In August 2007, the Compensation Committee of the Company’s Board of Directors approved and ratified change of control agreements with the Company’s executive officers and certain of the Company’s management. In the event the employment of any of the Company’s executive officers is involuntarily terminated in connection with a change of control of the Company, such person, with the exception of the Chief Executive Officer, will receive one year of salary and COBRA health care benefits plus the maximum target bonus for the year. In the event the Chief Executive Officer’s employment is involuntarily terminated in connection with a change of control of the Company, he will receive two years of salary and COBRA health care benefits plus two times the maximum target bonus for the year. The amounts will be payable in a lump sum following the termination of employment. The change of control agreements also accelerate the vesting of all outstanding unvested stock awards and provide that the stock awards may be exercised until nine months after termination or such longer period as may be specified in the applicable stock award agreement, except that no stock award will remain exercisable beyond the original outside expiration date of such stock award.

In March 2007, the Company entered into an indemnity fund agreement with Dorsey & Whitney LLP ("Dorsey"), counsel to the Company's independent directors and to the audit committee of the board of directors. Under this agreement, the Company established in a Dorsey trust account a $10 million indemnity fund (the "Fund") to support the Company's existing indemnification obligations to continuing and departing directors in connection with the ongoing SEC investigation and related matters (the "Legacy Liabilities"). The indemnity fund agreement provides that the Fund may be disbursed by Dorsey on behalf of the directors to pay indemnified claims against the Legacy Liabilities, provided that the Company shall approve any such disbursements for Legacy Liabilities other than the SEC investigation.

Our amended and restated bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. The Company is also empowered under its amended and restated bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

In addition, the Company’s certificate of incorporation provides that to the fullest extent permitted by Delaware law, the Company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the period from January through December 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied, except that David M. Knott failed to timely file a Form 4 to report a stock option granted to Mr. Knott on March 1, 2007 to purchase 20,000 shares of the Company’s common stock. Mr. Knott subsequently reported this transaction on a Form 4 filed on March 8, 2007.

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2009 annual meeting of stockholders is January 2, 2009. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by January 2, 2009. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 10275 Science Center Drive, San Diego, California 92121.

In addition, the proxy solicited by the board of directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Annual Report of the Company on Form 10-K for the 2007 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at this annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

SOLICITATION OF PROXIES

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

OTHER BUSINESS

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman Vice President, General Counsel & Secretary

April 28, 2008

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

LIGAND PHARMACEUTICALS INCORPORATED

The undersigned hereby appoints John L. Higgins and Charles S. Berkman, as proxies, jointly and severally, with full power of substitution to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held at 9:00 a.m. local time at Ligand Pharmaceuticals Incorporated located at 10275 Science Center Drive, San Diego, California 92121 on Thursday, May 29, 2008, or at any postponements of adjournments thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the Meeting and any adjournments thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

The Board of Directors recommends a vote FOR Items 1 and 2.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

ITEM 1 – Election of Directors		Nominees:			FOR	AGAINST	ABSTAIN
FOR all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right	01 Jason Aryeh, 02 Todd C. Davis, 03 Elizabeth M. Greetham, 04 John L. Higgins, 05 David M. Knott, 06 John W. Kozarich, 07 Jeffrey R. Perry	ITEM 2 –	Ratification of Appointment of Independent Registered Accounting Firm	☐	☐	☐
☐	☐
WITHHELD FOR: (Write that nominee’s name in
the space provided below):

					Check here if you plan to attend the annual meeting		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/lgnd Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.